EXHIBIT 99.1

Media Contact: Marita Thomas mthomas@cars.com 312-601-5692	FOR IMMEDIATE RELEASE

Cars.com Appoints Bala Subramanian to Board of Directors

Subramanian Brings Highly Relevant Tech Expertise and Proven Track Record of Building High-Powered Organizations Capable of Delivering Complex, Reliable and Highly-Scalable Solutions

CHICAGO, January 8, 2018 – Cars.com (NYSE: CARS) announced today the appointment of Bala Subramanian as a non-executive member of its Board of Directors. The addition of Subramanian follows a comprehensive search process that concluded when the Board approved his candidacy on December 15, 2017.

Subramanian has more than fifteen years of leadership and management experience in the technology and digital retail fields focused on digital transformations and building out best-in-class consumer experiences in competitive environments. He is a highly respected executive with a proven track record of building high-powered organizations capable of delivering complex, reliable and highly-scalable solutions. Subramanian is currently the chief digital officer of Best Buy and previously served as its chief technology officer. Prior to that, Subramanian held leadership and technology strategist positions at T-Mobile.

“Bala’s experience in digital transformations and developing best-in-class consumer experiences will be invaluable to Cars.com as we advance our strategy, transform the car shopping experience and deliver digital solutions to our dealer customers. He joins the Board at a time when we are focused on optimizing Cars.com’s strong technology platform and innovating new products and solutions to create meaningful connections between buyers and sellers,” said Alex Vetter, Director, President and Chief Executive Officer at Cars.com.

“I am excited to join Cars.com as the Company leverages its well-established digital platform to better connect consumers with local retailers across the country,” said Subramanian. “Cars.com has accumulated an unmatched amount of industry insight that is a key advantage for the Company as it builds relevant, scalable solutions that meet the varying needs of car dealers and buyers alike. I look forward to working with the Board and management team in the Company’s journey to evolve car shopping as we know it and grow the business.”

About Bala Subramanian

Subramanian graduated with a Bachelor of Engineering from University of Madras and earned a Master of Science at the University of Oklahoma. He went on to graduate from the Fuqua School of Business at Duke University with a Master of Business Administration. Subramanian was born and raised in Chennai, India (formerly known as Madras).

About Cars.com

Cars.com™ is a leading two-sided digital automotive marketplace that creates meaningful connections between buyers and sellers. Launched in 1998 and headquartered in Chicago, the company empowers consumers with resources and information to make informed buying decisions around The 4Ps of Automotive MarketingTM: Product, Price, Place and Person, by connecting advertising partners with in-market car shoppers and providing data-driven intelligence to increase inventory turn and gain market share. A pioneer in online automotive classifieds, the company has evolved into one of the largest digital automotive platforms, connecting thousands of local dealers across the country with millions of consumers. Through trusted expert content, on-the-lot mobile features and intelligence, millions of new and used vehicle listings, a comprehensive set of pricing and research tools, and the largest database of consumer reviews in the industry, Cars.com is transforming the car shopping experience.

Cars.com properties include DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

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[Source: Cars.com]